Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have issued our report dated June 21, 2004, accompanying the financial statements included on Form 11-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the previously filed Registration Statement on Form S-8 (File No. 33-72445, effective February 16, 1999).

/s/
GRANT THORNTON LLP

Cleveland, Ohio
June 30, 2004